Exhibit 23.6

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of SICOR Inc. that is made a part of Amendment No. 1 to Registration Statement (Form F-4) and Prospectus of Teva Pharmaceutical Industries Limited (Teva) for the registration of Teva’s ordinary shares and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the consolidated financial statements and schedule of SICOR Inc. included in SICOR Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

San Diego, California

December 10, 2003